Exhibit 11
                        TRIMAS CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                     (In Thousands, Except Per Share Amounts)



                                  Nine Months Ended      Three Months Ended
                                     September 30,           September 30,
                                    1995        1994        1995        1994
Primary:

      Net income                  $43,220     $38,140     $13,220     $12,370

      Weighted average common
        shares outstanding         36,644      36,644      36,644      36,644
      Dilution of stock options       351         389         354         378

      Weighted average common
        and common equivalent
        shares outstanding
        after assumed exercise
        of options                 36,995      37,033      36,998      37,022

      Primary earnings per
        common share                $1.17       $1.03        $.36        $.33

Fully diluted:

      Net income                  $43,220     $38,140     $13,220     $12,370
      Add after tax convertible
        debenture related
        expenses                    2,760       2,760         920         920

      Net income as adjusted      $45,980     $40,900     $14,140     $13,290

      Weighted average common
        shares outstanding         36,644      36,644      36,644      36,644
      Dilution of stock options       351         389         353         377
      Addition from assumed
        conversion of convertible
        debentures                  5,083       5,083       5,083       5,083

      Weighted average common
        and common equivalent
        shares outstanding on
        a fully diluted basis      42,078      42,116      42,080      42,104

      Fully diluted earnings
        per common share            $1.09        $.97        $.34        $.32